THE BEARD COMPANY                                                                 News Release

Enterprise Plaza, Suite 320
5600 North May Avenue	Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333	OTCBB: BRCO

THE BEARD COMPANY

REPORTS 2007 FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE:	Tuesday, May 22, 2007

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that the 2007 first quarter resulted in a net loss of $573,000, or $0.10 per share, compared with a net loss of $633,000, or $0.11 per share in the comparable 2006 first quarter.

Herb Mee, Jr., President, stated: “Revenues were down 28% to $347,000 in the current quarter versus $482,000 a year ago, ending our string of 10 consecutive quarterly increases. The decrease was pretty much across-the-board. Revenues were down in every segment except the e-Commerce Segment, where they were flat. Operating profits decreased in the CO2 and Oil & Gas Segments; however, such decreases were more than offset by reductions in expenses in the Coal and China Segments, in corporate overhead, and by a reduction in losses from discontinued operations.”

“During the quarter our working capital decreased by $805,000 to ($1,076,000). Most of the decrease was accounted for by $416,000 of our long-term debt becoming current during the period. A $219,000 decrease in current assets and the addition of $189,000 of short-term debt also contributed to the decline. We anticipate closing a long-term bank loan by the end of this month which is expected to increase our working capital by more than $1,076,000, bringing it back to a positive number.”

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, operation of a fertilizer plant in China, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

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Statements regarding future profitability and operations, including the timing of those activities, are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities

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and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

Fax Number (405) 842-9901	Email: hmee@beardco.com

THE BEARD COMPANY AND SUBSIDIARIES
Results of Operations
(Unaudited)

	For the Three Months
	Ended March 31,
	2007	2006

Revenues	$ 347,000	$ 482,000
Expenses	720,000	904,000

Operating loss	(373,000)	(422,000)
Other income (expense)	(199,000)	(183,000)

Loss from continuing operations
before income taxes	(572,000)	(605,000)
Income taxes	-	-

Loss from continuing operations	(572,000)	(605,000)
Loss from discontinued operations	(1,000)	(28,000)

Net loss	$(573,000)	$(633,000)

Net earnings (loss) per average common share outstanding:
Basic and dilutedA:
Loss from continuing operations	$ (0.10)	$ (0.11)
Loss from discontinued operations	(0.00)	(0.00)
Net loss	$ (0.10)	$ (0.11)

Weighted average common shares outstanding:
Basic and diluted	5,816,000	5,592,000
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ABasic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock were converted to common stock. Diluted loss per share from continuing operations exclude potential common shares issuable upon conversion of convertible preferred stock and convertible notes, and on issuance upon exercise of stock options and warrants as the effect would be anti-dilutive.

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FOR FURTHER INFORMATION CONTACT:

Herb Mee, Jr., President
THE BEARD COMPANY
e-mail: hmee@beardco.com
Telephone: (405) 842-2333

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Fax: (405) 842-9901

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